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                                   August 28, 1997



                                                      884,097-033


(310) 553-6700


Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California  90067

Dear Ladies and Gentlemen:

         In connection with the registration of up to 5,500,000 shares of Class A Common Stock of Univision Communications Inc. (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on August 28, 1997, you have requested our opinion set forth below.

         We have considered such facts and examined such questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

         We are opining only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or of any other local agencies within any state.

         Subject to the foregoing and in reliance thereon, in our opinion the Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Shares as contemplated in accordance with the Company's 1996 Performance Award Plan and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, the Shares will be validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,



                                                 O'Melveny & Myers LLP